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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Davis                        Joseph                    Morton
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   (Last)                           (First)             (Middle)

   44 Wall Street
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                                    (Street)

   New York                          NY                 10005
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

      News Communications, Inc.        NCOM
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year


        June, 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, $.01                   6/4/01                    C     157,594      A     $1.00    2,454,999      I     By Blair (1)
par value ("shares")                                                                                                  Investment
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Common Stock, $.01                                                                               1,799,717      I     By Rosalind
par value ("shares")                                                                                                  Davidowitz(2)
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Common Stock, $.01                                                                                129,567      D
par value ("shares")
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)
(Form 4-07/98)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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$10.00 Convertible  1.66-                                  Immediately         Common    22,546  $10.00   5,900     I     By Blair
Preferred Stock     for-1                                                      Stock                                     Investment
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Warrants (rights    $6.00/                                 Immediately 10/4/01 Common    7,867            7,867     I     By Blair
 to Buy)            share                                                      Stock                                     Investment

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8% Convertible Note $1.00                                  10/17/01   12/31/01  Common   150,000                    I     By Blair
                                                                                Stock                                    Investment
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8% Convertible Note $1.00                                  03/20/01   12/31/01  Common   200,000                    I     By Blair
                                                                                Stock                                    Investment

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====================================================================================================================================

Explanation  of Responses:

(1) These transactions were made by D.H. Blair Investment Banking Corp. ("Blair Investment"), a broker-dealer owned by J. Morton Davis, who is Chairman.
(2) Rosalind Davidowitz is Mr. Davis' wife, and this statement shall not be deemed an admission that Mr. Davis is the beneficial owner of such securities for purposes of Section 16 or any other purpose. Mr. Davis expressly disclaims beneficial ownership of these securities.


   /s/ J. Morton Davis                                     July 9, 2001
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      **Signature of Reporting Person                             Date
  J. Morton Davis

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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